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                                                                    Exhibit 10.4

                              DEVELOPMENT AGREEMENT

This Development Agreement is entered into as of September 5, 2004, by and between Sound Revolution Inc., a Delaware Corporation ("Company") and Ryan Tunnicliffe ("Contractor").

1. Company hereby retains Contractor for a fee of $700 CND, payable in advance, to develop the site plan for www.charitytunes.com , a website owned by Company, and to complete the following:
         (a) design the entire site plan (not including graphic design or programming which includes a detailed overview of what will happen in each stage of the programming);
         (b)      research other sites to determine the best format and content;
         (c) write all copy for site & describe all content (i.e., photos, music), which may include:
                  I)       subscriber packages;
                  II) something on the site that allows for membership sign up (to gather emails), or a questionnaire which will serve as market research;
                  III) database requirements will include info for all music buyers, their favorite groups, emails, details on what songs they bought;
         (d) set out the elements for an engine that Company can use as a banner on other sites;
         (e) include as part of the site plan an overview for the programmers;
         (f) negotiate with various programmers, choose the programmer, and negotiate the final contract to be prepared or reviewed (if they already have one) by Company;
         (g) obtain and provide programmers with initial songs to use them for developing the programming for the site; and
         (h) describe and design a feature for the programming will allow us to keep track of what songs have been used.

2. Contractor will develop a music library for the Company, to the best of his ability. Contractor will be compensated with 50 shares in the Common Stock of the Company for every song that he is able to license on behalf of the Company. Contractor will not have the authority to sign contracts on behalf of the Company but will submit negotiated music distribution contracts to Company for final approval and signing.

3. Contractor will assist Company in acquiring and developing Charity partners for charitytunes.com and will be compensated with 500 shares in the Common Stock of the Company for every charity that signs an agreement with Company pursuant to a referral he has made.

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4. All work that Contractor does pursuant to this Agreement shall be the exclusive property of Company, including all copyright, trademark and other intellectual property.

5. Contractor shall design and project manage completion of the website no later than January 15, 2005, and shall be paid a total of $1,800 as follows: $200 after the agreement has been signed with the programming developers, $200 after a color and design scheme has been approved by Company (Contractor to submit initial graphic design until approved), $200 after all design is complete and all copy is written (the entire front end it done) and $1,200 after the entire site in complete working order.

IN WITNESS WHEREOF, Company and Contractor have executed this Agreement as of the date first set forth above. Company SOUND REVOLUTION INC.


-----------------------------
Heather Remillard, President


Contractor


----------------------------
Ryan Tunnicliffe



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